Exhibit 10.9
NEW CENTURY TRANSPORTATION INC.
EXECUTIVE SERP PLAN
Revised and Restated
January 1, 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

PREAMBLE
The Employer, restates the New Century Transportation Inc. Executive SERP Plan to comply with the requirements of Code Section 409A. Under the terms of the Plan, certain select Employees may elect to defer receipt of their Compensation and/or receive Employer discretionary or matching contributions.
The purpose of the Plan is to permit designated executives of the Employer to accumulate additional retirement income through a nonqualified deferred compensation plan that enables Participants to make Elective Deferrals in excess of those permitted under the New Century Transportation Inc. 401 (k) Plan and to receive Matching and/or Non-Elective contributions than are precluded by the provisions of that Plan or by applicable law,
Participants shall have no right, either directly or indirectly to anticipate, sell, assign or otherwise transfer any benefit accrued under the Plan. In addition, no Participant shall have any interest in any Employer assets set aside as a source of funds to satisfy its benefit obligations under the Plan, including the establishment of any trust under the terms of Revenue Procedure 92-64 and IRS Notice 2006-33 or any amendment thereof or successor thereto. Participants shall have the status of general unsecured creditors of the Employer and the Plan constitutes an unsecured promise by the Employer to make benefit payments in the future.
The Plan is Intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301 (a)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be interpreted and administered to the extent possible in a manner consistent with that intent. The Plan is intended to comply with the requirements of Code Section 409 of the Internal Revenue Code of 1986 and the regulations issued thereunder.
ARTICLE I
DEFINITIONS
Whenever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the intent.
1.1. Account
The account established for the benefit of each Plan Participant under the Plan in accordance with Article V.
1.2. Account Balance
The total amount accumulated in the Plan and invested on a Participant’s behalf. A Participant’s Account Balance shall include all amounts attributable to the following types of contributions to the Plan to the extent that the Adoption Agreement permits such types of contributions, employee Salary Deferrals, Employer Matching and Discretionary contributions.
1.3. Administrator
The individual or committee appointed by the Employee to administer the Plan as provided herein. If no such appointment is made, the Compensation Committee (“Compensation Committee”) of the Board Of Directors (the “Board”) of the Employer shall serve as the Administrator. If a Compensation Committee does not exist and no appointment is made by the Board, then the Board shall serve as the Administrator. In no event shall any Participant who sits on the Compensation Committee or Board determine the amount of his or her benefits under this Plan.
1.4. Allocation Date
The last day of the Plan Year and any other date established by the Committee.
1.5. Alternate Payee
Any person to whom all or a portion of a Participant’s Account Balance is payable pursuant to a Qualified Domestic Relations Order which meets the requirements of Code Section 414(p).
1.6. Beneficiary
An individual, individuals, trust or other entity designated by the Participant to receive his or her benefit in the event of the Participant’s death. If more than one Beneficiary survives the Participant, payments shall be made equally to all such Beneficiaries, unless otherwise provided in the beneficiary designation form. Nothing herein shall prevent the Participant from designating primary and contingent Beneficiaries. Elections made by a Participant as to the timing and method of payment shall be binding on all Beneficiaries named by the Participant in his most recently dated Beneficiary form.
1.7. Benefit Commencement Date
The date specified on which a Participant’s benefit is payable under the Plan. A Participant shall have no right to receive payment of his or her benefit until reaching his or her Benefit Commencement Date.
1.8.Board of Directors or Board
The Board of Directors of New Century Transportation Inc. Executive SERP Plan.
1.9. Cash or Deferred Plan
A qualified stock bonus or profit-sharing plan sponsored by the Employer which includes a cash or deferred arrangement described at Code §401(k)(2).
1.10. Cashout Amount
An amount equal to the lesser of:
     (a) A Participant’s Deferrals under this Plan for a Plan Year as adjusted for investment losses but not for investment gains, or

     (b) The maximum elective deferrals permitted under the Employer’s Cash or Deferred Plan less the Participant’s Elective Deferrals actually made to the Cash or Deferred 401(k) Plan with respect to the same Plan Year. The maximum elective deferrals are determined by the Employer considering the maximum elective deferrals under Code §402(g), the maximum annual addition under Code §415 and after application of the antidiscrimination taste under Code §§401(k)(3) and 401(m)(2). The determinations under this paragraph shall be made by the Employer not later than January 31 following the close of each Plan Year.
1.11. Change In Control
The purchase or other acquisition by any person, entity or group of persons within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), (or any comparable successor provisions), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Act of thirty percent (30%) or more of either the outstanding shares of common stock or the combined voting power of the Employer’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Employer of a reorganization, merge for consolidation, in each case, with respect to which persons who were stockholders of the Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Employer’s then outstanding securities, or a liquidation or dissolution of the Employer or of the sale of all or substantially all of the Employer’s assets.
1.12. Code
The Internal Revenue Code of 1986, (the “Code”) as amended from time to time, Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplement or replaces such section or subsection.
1.13. Committee
The individual or individual(s) appointed by the Employer to administer the Plan as provided herein. If no such appointment is made, the Compensation Committee (“Compensation Committee”) of the Board Of Directors (“Board”) of the Employer shall serve. If a Compensation Committee does not exist and no appointment is made by the Board, then the Board shall serve. In no event shall any Participant who sits on the Compensation Committee or Board determine the amount of his or her benefits under this Plan.
1.14. Compensation
The total annual remuneration for employment or contracted services received by an Employee from the Employer and reported on his or her tax Form W-2. Compensation shall also include amounts deferred under this Plan, under a Cafeteria Plan described at Code §125, under a Cash or Deferred Plan described at Code §401(k) and under any other plan qualified under Code §401(a) sponsored by the Employer. Compensation shall, only include remuneration earned while an individual is an Employee of the Employer. Compensation excludes all stock option transactions, relocation reimbursements, and automobile allowances.

1.15. Controlled Group
The Controlled Group rules are defined in Code Section 414, under which certain affiliated corporations and unincorporated businesses are treated as a single Employer, and will apply to any Plan established hereunder, except as otherwise provided by Treasury Regulations.
1.16. Deferral Agreement
The written agreement between an eligible Employee and the Employer to defer receipt by the Employee of Compensation not yet earned. Such agreement shall state the deferral amount or percentage of Compensation to be withheld from the Employee’s Compensation and shall state the date on which the agreement is effective as provided at paragraph 3.2.
1.17. Deferrals
That portion of an Employee’s Compensation which is deferred under the terms of this Plan. Such Compensation cannot yet have been earned by the Employee at the time of the Participant’s election to defer.
1.18. Disability
A Participant is considered disabled if the Participant meets one of the following requirements:
     (a) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to resist in death or can be expected to last for a continuous period of not less than twelve (12) months.
     (b) The Participant is by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s Employer.
1.19. Distributable Event
The portion of a Participant’s Salary Deferral Accruals for a particular Plan Year eligible for with distribution in cash or deferral under the Qualified Plan in accordant with the provisions in Article VI.
1.20. Distribution Date
The date specified or Participant’s payment election agreement on which a Participant’s benefit is payable under the Plan. A Participant shall have no right to receive a payment of his or her benefit until reaching his or her Distribution Date, except as specifically provided herein.
1.21. Effective Date
The Effective Date of the Plan was October 1, 2005. The Effective Date of this restatement is January 1, 2008.
Except as otherwise provided in the Plan, Code Section 409A applies with respect to amounts deferred in taxable years beginning after December 31, 2004, and with respect to amounts deferred in taxable years beginning before January 1, 2005, if the Plan is materially modified after October 3, 2004. For amounts deferred in taxable years beginning before January 1, 2005, under a Plan that is materially modified after October 3, 2004, whether the Plan complies with the requirements of Code Section 409A and these Regulations is determined by reference to the terms of the Plan in effect as of, and any actions taken under the Plan on or after, the date of the material modification. Code Section 409A is applicable with respect to earnings on amounts deferred only to the extent that Code Section 409A is applicable with respect to the amounts deferred. Accordingly, Code Section 409A does not apply with respect to earnings on amounts deferred before January 1, 2005, unless Code Section 409A applies with respect: to the amounts deferred. For this purpose, a right to earnings that is subject to a Substantial Risk of Forfeiture [as defined in Treasury Regulation §1.83-3(c)] or a requirement to perform further services, on an amount deferred that is not subject to a Substantial Risk of Forfeiture [as defined in Treasury Regulation §1.83-3(c)] or a requirement to perform further services, is not treated as earnings on the amount deferred, but a separate right to Compensation. Except as otherwise provided in applicable guidance, the provisions of Treasury Regulation §1.409A-1 through 1.409A-5 provide the exclusive means of identifying agreements, methods, programs, or other arrangements subject to Code Section 409A, and the exclusive means of satisfying the requirements of Code Section 409A with respect to such agreements, methods, programs, or other arrangements.
1.22. Elective Deferral or Deferral
The portion of Compensation that is being deferred by a Participant pursuant to paragraph 3.2.
1.23. Eligible Employee
An Employee of the Employer who satisfies the eligibility criteria for participation in the Plan as established by the Board of Directors. Individuals who shall be treated as Eligible Employees for purposes of the Plan shall be limited to those individuals who are within a select group of management including those high level directors who are a Vice President and a non-shareholder or highly compensated employees as determined by the Employer in its sole discretion. An Employee under Code Section 409A is limited to (1) an individual; (2) a personal service corporation as defined in Code Section 269(A)(b)(1); or (2) an entity that would be a personal service corporation if it were a corporation; or (3) a qualified personal service corporation as defined in Code Section 448(d)(2), or an entity that would be a personal service corporation if it were a corporation, for any year in which such an individual, corporation, subchapter S corporation, partnership, or other entity accounts for gross income from the performance of services under the cash receipts and disbursements method of accounting. The term Employee generally includes a person who has separated from Service (a former Employee).
Code Section 409A refers to “Service Providers”, a term which incorporates service relationships beyond the employer-employee relations. For purposes of the Plan, Service Provider refers to Employees.
1.24. Employer
New Century Transportation Inc. which has adopted this Plan including any successor to all or a major portion of the Employer’s assets or business which assumes the obligations of the Employer and each other entity that is affiliated with the Employer and any member of a controlled group, of corporations as defined at Code §414(b), all commonly controlled trades or businesses as defined at Code §414(c) and any member of an affiliated service group as defined at Code §414(m), which may adopt the Plan with the consent of the Employer, provided that the Employer shall have the sole power to amend this Plan. Except as otherwise specifically provided in Treasury Regulation §1.409A, a Employer (otherwise referred to herein as the Service Recipient) means the person for whom the Services are performed and with respect to whom the legally binding right to compensation arises, and all persons with who such person would be considered a single employer under Code Section 414(b) or 414(c) (employees of a partnership, proprietorships, etc., under common control). Notwithstanding the foregoing, Code Section 409A applies to a plan that provides for the deferral of Compensation, even if the payment of Compensation is not made by the person for whom the services are performed.
The definition of Employer is based on the controlled group definition applicable for qualified plan purposes, so that it includes both the direct service recipient and all other entities with which it is aggregated under Code Sections 414(b) or (c).
Code Section 409A refers to “Service Recipients”, a term which incorporates service relationships beyond the employer-employee relations. For purposes of the Plan, Service Recipient refers to Employers.
1.25. Employer Contribution Accrual
An amount credited to a Participant’s account in accordance with paragraph 4.3.
1.26. Employer Contribution Accrual Account
The account established to record Employer Contribution Accruals on a Participant’s behalf.
1.27. Entry Date
The payroll period following a Participant becoming eligible to participate in the Plan.
1.28. ERISA
The Employee Retirement Income Security Act of 1974, as amended. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
1.29. Insolvent
Means either (i) the Employer is unable to pay its debts as they become due, or (ii) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
1.30. Involuntary Separation From Service
A separation from Service is “involuntary” if the Employer independently exercises its unilateral authority to terminate the Employee or Participant. This may include but its not limited to the Employer’s failure to renew a contract provided that the Employee or Participant was willing and able to renew. Any characterization of the Separation from Service as voluntary and involuntary by the parties is presumed to be correct but the presumption may be rebutted where the facts and circumstances indicate otherwise.

1.31. Key Employee
As defined in Code Section 416(i), but generally, an Employee who at any time during the Plan Year is:
     (a) an officer of the Employer having an annual Compensation greater than $130,000 (adjusted for inflation);
     (b) owns more than five percent (5%) of the Employer, or
     (c) owns more than one percent (1%) of the Employer and has annual Compensation greater than $150,000.
Officer status is based on job duties, not title, and is limited to the fifty (50) highest paid officers.
1.32. Management Services
Service involving control of the financial or operational aspects of the Employer’s business, or investment advisory services that are integral to the trade or business which involves the management of investments.
1.33. Matching Contribution Accrual
An amount credited to a Participant’s account in accordance with paragraph 4.2.
1.34. Matching Contribution Accrual Account
The account established to record Matching Contribution Accruals on a Participant’s behalf.
1.35. Nonqualified Deferred Compensation Plan
A plan, within the meaning of Code §409A, the purpose of which is to provide for the deferral of Compensation of one or more persons other than a Qualified Employer Plan or any other bona fide vacation, sick leave, compensatory time, disability pay or death benefit plan which permits a select group of management or highly compensated Employees to defer receipt of a portion of their Compensation to a future date, or any other plan specifically excluded from Code §409A by applicable law.
1.36. Participant
An Employee who is eligible to participate in the Plan and who is currently deferring a portion of his or her Compensation under this Plan. An Employee or former Employee who has previously deferred a portion of his or her Compensation under the Plan and who is still entitled to the payment of benefits under the Plan shall also be considered a Participant.
1.37. Plan
New Century Transportation Inc. 401(k) Plan as amended from time to time. The term “Plan” has the meaning provided in Treasury Regulation Section 1.409A-1 (c).

1.38. Plan Year
The twelve (12) consecutive month period beginning January 1st to December 31st. There will be a short Plan Year beginning on October 1, 2005 and ending on December 31, 2005. Thereafter, the Plan Year shall be as stated above.
1.39. Qualified Domestic Relations Order
All rights and benefits including elections provided to a Participant in this Plan shall be subject to the rights afforded to any Alternate Payee under a Qualified Domestic Relations Order as defined in Section 414 (p) of the Code or Section 206(d)(3)(B) of ERISA. A distribution to an Alternate Payee shall be permitted if the distributions authorized by a Qualified Domestic Relations Order.
1.40. Qualified Employer Plan
Any plan described in Code Section 401(a) that include a trust exempt from tax under Code 501(a); any annuity plan described in Code Section 403(a); any annuity contract described in Code Section 403(b); any simplified employee pension [within the meaning of Code Section 408(k)]; any Simple Retirement Account (within the meaning of Code Section 408(p); any arrangement under which an active participant makes deductible contributions to a trust described in Code Section 501(c)(18); any eligible deferred compensation plan [within the meaning of Code Section 457(b)]; and any plan described in Code Section 415(m).
1.41. Qualified Plan
The New Century Transportation Inc. 401(k) Plan, as amended from time to time.
1.42. Retirement Age
The attainment of age sixty-five (65).
1.43. Salary Deferral Accrual Account
The account established pursuant to a Salary Deferral Agreement.
1.44. Salary Deferral Agreement
The written agreement between an Eligible Employee and the Employer to defer receipt by the Employee of Compensation not yet earned. Such agreement shall state the deferral amount or percentage of Compensation to be withheld from the Employee’s Compensation, the date on which distributions shall commence including the form and amount. The agreement shall also specify the effective date of the agreement, as provided at paragraph 3.2.
1.45. Salary Deferrals
That portion of an Employee’s Compensation which is deferred under the terms of this Nonqualified Deferred Compensation Plan. Such Compensation cannot yet have been earned by the Employee at the time of the Participant’s election to defer.
1.46. Separation From Service
The severance of a Participant’s employment with the Employer upon the retirement, death or other termination of Service. A termination occurs when it is anticipated that no future services will be performed or that the level of services (whether as an Employee or an Independent Contractor) will permanently decrease to no more than twenty percent (20%) of the average level of services performed over the immediately preceding thirty six (36) month period [or the full period of services if less than thirty six (36) months]. A rebuttable presumption applies that no termination has occurred if the Participant continues to provide services at a fifty percent (50%) or higher level.
Certain resignations with “good-reason” may be treated as an involuntary Separation from Service. To be an involuntary separation, the Employer’s actions must cause a material negative change in the employment relationship. A facts and circumstances test shall be applied to determine whether such change has occurred using the following good reason “safe harbor”:
     (a) The termination must occur within two (2) years after the good reason event.
     (b) The event is limited to specified material negative change events; the following are considered good reasons under the safe harbor:
          (1) Material diminution in a Participant’s base Compensation;
          (2) Material diminution in the Participant’s authority, duties, or responsibilities;
          (3) Material diminution in the authority, duties, or responsibilities of the Participant’s supervisor;
          (4) Material diminution in the budget over which the Participant retains authority;
          (5) Material change in the geographic location at which the Participant must perform services; and
          (6) any other action or inaction that constitutes a material breach of the agreement by the Employer of the agreement under which the Participant provides services.
The amount time, and form of payment upon the Separation from Service must be substantially identical to the severance (if any) that would otherwise be paid upon an involuntary separation.
The Participant must provide the Employer notice of the good reason event within a ninety (90) day period after the event and the Employer has thirty (30) days to remedy the condition. Any severance paid upon a good reason termination may qualify for the involuntary separation pay exclusion from Code Section 409A.
The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence, if the period of the leave does not exceed six (6) months or if longer, as long as the Participant’s right to reemployment with the Employer is provided by statute or contract, A leave of absence is bona fide only if there is a reasonable expectation that the Employee will return to perform Services for the Employer. If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided by statute or contract, the employment relationship is deemed to terminate on the first day immediately following the six (6) month period.
For Independent Contractors, Separation From Service occurs upon the expiration of the contract and only if the expiration constitutes a good faith and complete termination of the contract.
This provision with respect to Separation From Service applies only to the Plan, and does not limit or amend the terms of any Employee’s employment agreement.
1.47. Service Provider
An individual or business entity who is retained by the Administrator on behalf of the Plan to provide specified administrative services to the Plan.
1.48. Specified Employee
An Employee of a publicly traded employer (on a controlled group basis) who:
     (a) owns more than 5% of the Employer;
     (b) owns more than 1% of the Employer and has annual Compensation greater than $150,000; or
     (c) is an officer of the Employer whose annual Compensation is greater than $150,000 (for 2008, indexed for inflation). Officer status is based on job duties, not title, and is limited to the fifty (50) highest paid officers.
The Employer must determine its group of Specified Employees on a uniform identification date each year (generally December 31). The determination generally does not take effect until the beginning of the fourth calendar month following the identification date, with the identified employees as Specified Employees for the next twelve (12) months.
1.49. Substantial Risk Of Forfeiture
Compensation is subject to a Substantial Risk of Forfeiture if entitlement to the amount is conditioned on the performance of substantial future services by any person of the occurrence of a condition related to a purpose of the Compensation and the possibility of forfeiture is substantial. For purposes of this paragraph, a condition related to a purpose of the Compensation must relate to the Participant’s performance for the Employer or the Employer’s business activities or organizational goals (for example, the attainment of a prescribed level of earnings or equity value or completion of an initial public offering). For purposes of this paragraph, if a Participant’s entitlement to the amount is conditioned on the occurrence of the Participant’s Involuntary Separation from Service without cause, the right is subject to a Substantial Risk of Forfeitures if the possibility of forfeiture is substantial. An amount is not subject to a Substantial

Risk of Forfeiture merely because the amount is conditioned, directly or indirectly, upon refraining from the performance of services.
1.50. Spouse
The individual to whom a Participant is married or was married in the case of a deceased Participant who was married at the time of his or her death. A former spouse will be treated in the same manner as a Spouse to the extent provided under a Qualified Domestic Relations Order as described in Code Section 414(p).
1.51. Trust
The agreement, drafted in accordance with Revenue Procedure 92-64, as may be amended or superseded, between the Employer and the Trustee under which any assets delivered by the Employer to the Trustee will be held and managed. Any assets held under the terms of the Trust shall be the exclusive property of the Employer and shall be subject to the creditor claims of the Company. Participants shall have no right, secured or unsecured, to any assets held under the terms of the Trust.
1.52. Trustee
The institution or individual(s) named by the Employer in the Trust agreement and any institution which succeeds the Trustee, merger or by acquisition of assets or operation of law.
1.53. Unforeseeable Emergency
A severe financial hardship to the Participant resulting from an illness or accident of the Participant (or his or her Spouse or dependents); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount available shall not exceed the amount which is necessary to relieve the financial burden including amounts necessary to pay resulting taxes.
1.54. Valuation Date
The date on which Participant accounts under this Plan are valued, the last day of the Plan Year and such other dates as specified by the Administrator and agreed to by the Trustee.
1.55. Year Of Service
A twelve (12) consecutive month period commencing with the Employee’s first day of employment or reemployment, and each twelve (12) consecutive month period thereafter.
ARTICLE II
ELIGIBILITY REQUIREMENTS
2.1. Participation
Any Employee who elects to defer part of his or her Compensation in accordance with paragraph 3.2, shall become a Participant in the Plan as of the date such deferral commences in accordance with Article IV. In the event an Employee who is not a member of the eligible class of Employees becomes a member of the eligible class, such Employee shall be eligible to participate on the Entry Date immediately following the date on which the Employee becomes a member of the eligible class. Any Employee who is not already a Participant and whose Account is credited with an Employer Discretionary Contribution shall become a Participant as of the date such amount is credited.
2.2. Service With Controlled Groups
All Years of Service with other members of a controlled group of corporations as defined in Code Section 414(b), trades or businesses under common control as defined in Code Section 414(c) or members of an affiliated service group as defined in Code Section 414(m), if applicable, shall be credited for purposes of determining an Employee’s eligibility to participate.
2.3. Continued Participation
A Participant in the Plan shall continue to be a Participant so long as any amount remains credited in his or her Account.
2.4. Change In Classification Of Employment
In the event a Participant becomes ineligible to participate because he or she is no longer a member of an eligible class of Employees, such Employee shall be eligible to participate on the Entry Date which follows his or her return to an eligible class of Employees.
2.5. Computation Period
To determine Years of Service for eligibility purposes, the twelve (12) consecutive month period shall commence on the date on which an Employee first performs an hour of service for the Employer and each anniversary thereof, such that the succeeding twelve (12) consecutive-month period commences with the employee’s first anniversary of employment and so on. An hour of service shall mean, each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer.
ARTICLE III
REFERRAL OF COMPENSATION
3.1. Notification
The Administrator shall provide written notification to an Employee of his or her eligibility to participate in the Nonqualified Deferred Compensation Plan and to elect to defer Compensation under the Plan, and shall further provide such Employee with a Salary Deferral Agreement. The notification shall describe the requirements and limitations on the Employee’s Salary Deferrals, the Plan’s distributable events and the optional forms of payment, which must be selected by the Participant prior to the period of service for which the deferral is made.
3.2. Salary Deferral Agreement
The Participant shall enter into a Salary Deferral Agreement with the Employer authorizing the deferral of all or part of the Participant’s Compensation under the Plan earned during the period in which the individual participates in the Plan. Eligible Participants elect prior to the beginning of the applicable Plan Year to defer a specified portion of the Compensation. The Salary

Deferral Agreement shall also specify the commencement date and method of payment with respect to benefits attributable to Salary Deferrals and Employer contributions, if any, for the applicable Plan Year.
Employees who are eligible on the date the Plan is first effective and were not previously participating in an unfunded deferred compensation plan of the Employer may make an election to defer Compensation within thirty (30) days after the Effective Date for services to be performed after the Effective Date. Notwithstanding the preceding sentence, if the Employer selects the Effective Date as the initial date of participation, then the period of service upon which deferrals are based shall commence after the date the Employee elects to defer Compensation. Employees first becoming eligible after the date the Plan is effective may make an election to defer Compensation within thirty (30) days after the Participant’s initial eligibility date for services to be performed after the election. In no event shall an Employee be permitted to defer Compensation for a pay period which has commenced prior to the date on which the Salary Deferral Agreement is signed by the Participant and accepted by the Administrator. The Salary Deferral Agreement shall remain in effect until amended in accordance with paragraph 3.5 below.
An Election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply for any subsequent Plan years unless changed or revoked.-
3.3. Initial Deferral Election
The initial deferral election, if applicable, must be made no later than the close of the taxable year preceding the taxable year in which the Participant performs the services giving rise to the Compensation to be deferred. In the first year of participation, the election may be made within thirty (30) days after the date the Participant first becomes eligible under the Plan. For performance-based Compensation based on services performed over a period of at least twelve (12) months, the election may be made no later than six (6) months before the end of the performance period. The time and form of distribution must be specified at the time of the initial deferral.
In the case of separation pay [as defined in Treasury Regulation Section 1.409A-1(m)], where such separation pay is the subject of bona fide, arm’s length negotiations at the time of the Separation from Service, as initial deferral election may be made at any time up to the time the Participant obtains a legally binding right to the payment. This paragraph does not apply to any separation pay to which the Participant obtained a legally binding right before negotiations at the time of the Separation from Service, including a right to the payment subject to a condition such as that the Participant Separate from Service other than for cause. In the case of separation pay due to participation in a window program [as defined in Treasury Regulation Section 1.409A-1(b)(9)(vi)], an initial deferral election may be made at any time before the time the election to participate in the window program becomes irrevocable.
3.4. Salary Deferral Procedure
The Administrator upon receipt of a properly completed and executed Salary Deferral Agreement shall notify the Employer to commence to withhold that portion of the Participant’s

Compensation specified in the Agreement. In no event will the Participant be permitted to defer more than the amount specified by the Employer on the Salary Deferral Agreement.
3.5. Amending Salary Deferral Agreements
A Participant shall be permitted to increase or decrease his of her Salary Deferrals by filing an amended Salary Deferral Agreement with the Administrator. Such amendment shall be effective on the first day of the first payroll period beginning in the next Plan Year which follows the date on which the amended Salary Deferral Agreement is received by the Administrator.
3.6. Relief For Termination Of Grandfathered Plan Not Extended
A cessation of deferrals under, or termination of the Plan, pursuant to the provisions of the Plan, is not a material modification. Amending the Plan, to stop future Participant Salary Deferrals thereunder is not a material modification of the Plan. Amending the Plan to provide Participants an election whether to terminate participation in a Plan constitutes a material modification of the Plan.
A grandfathered Plan may be terminated without having a material modification, but altering the Plan provisions to allow for a payment upon Plan termination would cause a material modification. The negative implication here is that a grandfathered arrangement that has provisions allowing for payment upon Plan termination could be terminated and make such payments without running afoul of Code Section 409A.
3.7. Termination Of Salary Deferral Agreement
The Employer shall have the right to terminate a Participant’s Salary Deferral Agreement at any time upon written notice to -the Participant. Such termination shall be effective on the first day of the next payroll period. In no event shall the Employer have the right to terminate a Salary Deferral Agreement with respect to Compensation already deferred. The Participant shall also have the right to terminate his or her Salary Deferral Agreement upon written notice to the Administrator. Such termination shall be effective on the first day of the first payroll period in the Plan Year following the date on which the termination request is received by the Administrator. The Participant shall not be permitted to reinstate a new Salary Deferral Agreement until the first day of the first payroll period beginning in the Plan Year following the date on which a new Salary Deferral Agreement is received by the Administrator.
The Plan may also provide for a cancellation of an Employee’s Salary Deferral election, or a cancellation of such election may be made, where such cancellation occurs by the later of the end of the taxable year of the Employee or the fifteenth day of the third month following the date the Employee incurs a Disability. For purposes of this paragraph, a Disability refers to any medically determinate physical or mental impairment resulting in the Employee’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.

ARTICLE IV
CONTRIBUTIONS
4.1. Employee Salary Deferrals
The Employer shall remit to the Trustee all amounts deferred by Participants under the terms of their respective Salary Deferral Agreements. A Participant may make Salary Deferrals in an amount of up to fifty percent (50%) of a Participant’s total compensation and up to one-hundred percent (100%) of a Participant’s Compensation in excess of the Code §401(a)(17) limit on Compensation as indexed. Remittance by the Employer shall be made as soon as administratively feasible following the date amounts were withheld from the Participant’s Compensation but not later than fifteen (15) business days following the end of the month during which they were withheld. Any such Salary Deferrals and earnings held by the Trustee shall remain the property of the Employer and shall be subject to the claims of the Employer’s creditors.
The Participant’s Account shall be credited with an amount equal to that percentage of Compensation payment which would have been payable currently to the participant but for the terms of the Deferral elections.
Any such Salary Deferrals and earnings held by the Trustee shall remain the property of the Employer and shall be subject to the claims of the Employer’s creditors.
4.2. Employer Matching Contributions
The amount of such Matching contributions made on behalf of Salary Deferral Agreements shall be an amount, if any, equal to that percentage of each Participant’s Salary Deferral Agreement which the Committee, in its sole discretion, determines from year to year. In no event shall any Matching Contribution made to any Salary Deferral in excess of one-hundred percent (100%) of the Participant’s Compensation. The Matching Contribution will be credited, as of the later of the date it is received by the Trustee or the date the Trust receives from the Committee such instructions as the Trustee may reasonably require to allocate the amount received to Participant’s Accounts in accordance with the amount of Elective Deferrals of each Participant, which are taken into account in calculating the matching contribution.
4.3. Employer Discretionary Contributions
In addition to other contributions provided for under the Plan, the Employer may, in its sole discretion, select one or more Participants to receive a discretionary contribution to his or her Account upon such terms and as the Employer shall specify at the time it makes the contribution. For example, the Employer may contribute an amount to a Participant’s Account and condition the payment of that amount and accrued earnings hereon upon the Participant remaining employed by the Employer for an additional specified period of time. The terms specified by the Employer shall supersede any other provision of this Plan regarding discretionary contributions and earnings with respect thereto, provided that if the Employer does not specify a method of distribution, the discretionary contribution shall be distributed in a manner consistent with the election last made by the Participant prior to the time in which the discretionary contribution is made. The Employer, in its discretion, may permit the Participant to designate a distribution schedule for a particular discretionary contribution provided that such designation is made prior to the time that the Employer finally determines that the Participant will receive the discretionary contributions.
4.4. Grandfathering Rules
For purposes of determining whether Section 409A is applicable with respect to an amount, the amount is considered deferred before January 1, 2005, if before January 1, 2005, the Employee had a legally binding right to be paid the amount, and the right to the amount was earned and vested. For purposes of this paragraph, a right to an amount was earned and vested only if the amount was not subject to a Substantial Risk of Forfeiture [as defined in Treasury Regulations Section 1.83-3(c)] or a requirement to perform further services. Amounts to which the Employee did not have a legally binding right before January 1, 2005 (for example because the Employer retained discretion to reduce the amount), will not be considered deferred prior to January 1, 2005.
Amendments to conform a plan to the requirements of Code Section 409A with respect to deferrals under a plan occurring after December 31, 2004. will not constitute a material modification of the plan with respect to amounts deferred that earned and vested on or before December 31, 2004, provided that there is no concurrent material modification with respect to the amount of, or rights to, amounts deferred that were earned and vested on or before December 31, 2004. Similarly, a grant of an additional benefit under a new arrangement adopted after October 3, 2004, and before January 1, 2005, will not be treated as a material modification of an existing plan to the extent that the new arrangement explicitly identifies additional deferrals of Compensation and provides that the additional deferrals of Compensation are subject to Code Section 409A.
4.5. Responsibility For Contributions
The Employer has sole responsibility for remitting Employee Salary Deferrals and Employer contributions to the Trustee. The Trustee shall have no duty to determine whether the amounts forwarded by the Employer are the correct amount or that they have been transmitted in a timely manner.
4.6. Assets Of The Plan
Any such contributions plus the earnings shall be held by the Trustee but shall remain the property of the Employer and shall be subject to the claims of the Employer’s creditors. Any Employer contributions made under the Plan shall be transmitted to the Trustee not less frequently than annually.

ARTICLE V
PARTICIPANT ACCOUNTS AND REPORTS
5.1. Establishment Of Accounts
The Administrator shall establish and maintain individual recordkeeping Accounts on behalf of each Participant for purposes of determining each Participant’s benefits under the Plan. Separate sub-accounts shall be established for each participant with respect to each Salary Deferral Agreement for which a different form of payment has been selected.
5.2. Account Maintenance
The Administrator shall add to each Participant’s Account amounts representing:
     (a) Employee Salary Deferrals,
     (b) Employer matching or discretionary contributions, if applicable, and
     (c) investment earnings.
The Administrator shall deduct from each Participant’s Account amounts representing:
     (d) distributions to the Participant or Beneficiary,
     (e) investment losses,
     (f) Plan administrative expenses (if applicable): and
     (g) the Participant’s or Beneficiary’s proportionate share of any increase in the fair market value of the Trust since the last Valuation Date.
5.3. Calculation Of Amount Of Compensation Deferred
     (a) the amount of Compensation deferred before January 1, 2005, equals of the portion of the Participant’s Account Balance as of December 31, 2004, the right to which has earned and vested as of December 31. 2004, plus any future contributions to the account, the right to which was earned and vested as of December 31, 2004, to the extent such contributions are actually made.
     (b) Earnings on amounts deferred under the Plan before January 1, 2005, include only income (whether actual or notional) attributable to the amounts deferred under a Plan as of December 31, 2004, or to such income. For example, notional interest earned under the Plan on amounts deferred as of December 31, 2004. generally will be treated as earnings on amounts deferred under the Plan before January 1, 2005.

5.4. Valuation Of Assets
As of each Valuation Date the Administrator shall determine the fair market value of all assets held under the terms of the Plan. The valuation of securities traded on a national securities exchange shall be determined on the last business day of the valuation period in accordance with established or recognized industry standards for the valuation of traded securities. The value of any illiquid or thinly; traded investment shall be determined by an appraisal prepared by an independent qualified appraiser to the security or other such investment. Notwithstanding the first sentence of this paragraph, an appraisal of non-traded securities shall be prepared as of the last day of each Plan Year and as required with respect to the determination of benefit payments.
5.5. Valuation
Participant accounts shall be valued on the date(s) agreed upon by the Employer and the Trustee provided that Accounts shall be valued not less frequently than at the end of each Plan Year and that the value of non-traded securities shall be determined in accordance with paragraph 5.4.
5.6. Allocation Methods
The Employer’s matching and discretionary contributions, if any, shall be allocated to eligible Participants in accordance with the allocation formula determined at the discretion of the Employer.
5.7. Allocating Investment Earnings And Losses
     (a) Account Balances are adjusted to reflect actual income and investment gains and losses from the period beginning the day following the last Valuation Date and ending on the current Valuation Date. Each Participant’s Account shall receive a proportionate share of the actual income and investment gains and losses during the period. The value of Accounts for allocation purposes shall be based on the value of all Participant Accounts (without regard to any portion of any such Account attributable to segregated investments) as of the last Valuation Date less withdrawals, distributions and expenses plus any contributions including deferrals if any, paid from or to the Trust since the last Valuation Date. Investment gains and losses shall be credited to all Participant Accounts having a balance on the Valuation Date regardless of She vested status of such Account and regardless of the Participant’s employment status. The Administrator shall also have the right to adopt an alternative procedure for allocating income and investment gains and losses provided that such alternative procedure is uniform and nondiscriminatory. Any change in procedure shall be effective as of the next following Valuation Date or such other date as agreed to by the Employer and the Administrator. Accounts with segregated investments shall receive the income or loss on such segregated investments. Investment gains or losses are determined separately for each investment alternative offeree under the Plan.
     (b) Earnings may be treated separately from the other amounts deferred under the Plan for purposes of designating the time and form of payment under the Plan provided that actual or notional earnings are credited at least annually. For this purpose, a right to dividend equivalents may be treated analogous to a right to actual or notional earnings on an amount of deferred compensation. Dividend equivalents means the right to an amount equal to all or a specified portion of dividends declared and paid, if any, on a specified number of shares of stock.
     (c) The value of a Participant’s Account invested in a mutual fund (Registered Investment Company) will equal the value of a share in such fund multiplied by the number of shares credited to the Participant’s Account.
     (d) In the case of any pooled investment vehicle, earnings, gains or losses on the pooled investment vehicle will be allocated among the Participant’s Accounts in proportion to the value of each Participant’s Account invested in that investment vehicle immediately prior to the Valuation Date. The gain or loss attributed to each investment vehicle will be credited to or charged against the Participant’s Account. Alternatively, the Administrator or his designate may establish unit values for each pooled investment vehicle offered under the Plan in accordance with uniform procedures established by the Administrator for this purpose. The value of the portion of a Participant’s Account invested in a pooled investment vehicle will equal the value of a unit in such investment vehicle multiplied by the number of units credited to the Account.
     (e) In the case of any investment that is held specifically for a Participant’s Account, any gain or loss on such investment will be charged or credited to that Participant’s Account.
     (f) The Administrator or his designate, if applicable, shall have the right to redetermine the value of Participant Accounts if a previous allocation or valuation was performed incorrectly. Such redetermination shall be made without regard to the reason for the incorrect allocation. Such reasons may include, but are not limited to, incorrect contribution or Employee information provided by the Employer or representative of the Employer, incorrect valuation of Plan assets, incorrect determination of investment income and gains or losses, improper interpretation of the Plan’s allocation formulas or procedures, and failure to transmit, receive or interpret amendments to the allocation formulas, methods or procedures. Subject to express limits that may be imposed under the Code, the Administrator reserves the right to delay the processing of any contribution, distribution or other transaction for any legitimate business reason (including, but not limited to, failure of systems or computer programs, failure of means of transmission of data, force majeure, the failure of any Service Provider to timely receive values or prices, or to correct for its errors omissions or the errors or omissions of any Service Provider). After having made any necessary adjustments, the Administrator or his designate, if applicable, may issue either revised or adjusted statements to Participants with an explanation of the allocation adjustments.
5.8. Participant Statements
The Administrator shall prepare a statement for each Participant not less frequently than annually. Statements may be prepared more frequently as agreed between the Administrator and the entity responsible for the maintenance of Plan records or for valuing Plan assets. Each statement shall show the additions to and subtractions from the Participant’s Account for the period since the last such statement and shall show the fair market value of the Participant’s Account as of the current statement date. If necessary, the Administrator may establish different uniform and nondiscriminatory procedures for determining the fair market value of Participant’s Accounts under the Plan.
5.9. Cash Or Deferred Nondiscrimination Testing
Prior to the close of the Plan Year, the Employer performs preliminary nondiscrimination tasting for the cash or deferred 401(k) Plan to determine how much the tandem Plan Participants can defer under that Plan without causing it to fail the tests. The amount thus calculated is contributed to the cash or deferred 401(k) Plan on their behalf, and their nonqualified account balances are reduced accordingly. The outcome is that the eligible Participants are able to choose how much of their pay to defer and have the maximum amount permitted deferred under a qualified retirement Plan rather than a nonqualified Plan.
ARTICLE VI
VESTING
6.1. Vesting
A Participant shall immediately be vested in all Elective Deferrals and income and gain attributable thereto, credited to his or her Account. A Participant shall become vested in the portion of his or her Account. A Participant shall become vested in the portion of his or her Account attributable to Employer contributions after five (5) years of Plan participation subject to earlier vesting, upon reaching a Distributable Event as defined in paragraph 7.2, subject to earlier vesting in accordance with paragraphs 6.3 and 6.4.
6.2. Vesting Service
For purposes of applying the vesting schedule, the rules governing vesting service under the Employer’s 401(k) Plan shall also be controlling under this Plan.
6.3. Change of Control
A Participant shall become fully vested in his or her Account immediately prior to a Change of Control of the Employer in accordance with applicable law and regulations issued thereunder.
6.4. Death Or Disability
A Participant shall become fully vested in his or her Account immediately prior to termination of the Participant’s employment, by reason of the Participant’s death or Disability. Whether a Participant’s termination of employment is by reason of the Participant’s shall be determined by the Administrator pursuant to paragraph 1.8.
6.5. Employer’s Financial Health
No Compensation deferred under this Plan may be subject to a provision, which provides that assets of the Plan will become restricted to the payment of benefits under the Plan in connection with a change in the employer’s financial health.

This provision will not apply when assets are restricted to the payment of benefits upon a Change in Control, or if assets are periodically restricted under a structured schedule and the restriction coincides with the change in the employer’s financial health.
6.6. Acceleration Of Payment
Except as otherwise expressly provided, the Plan may provide for the acceleration of a payment in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ii) through (xiv), or provide the Employer discretion to accelerate payments in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ii) through (xiv).
The Employer’s waiver of a condition resulting in a Substantial Risk of Forfeiture is not an acceleration of vesting, if the requirements of Code Section 409A (including the requirement that the payment be made upon a permissible payment event) are otherwise satisfied.
The following are permissible exceptions to the anti-acceleration rules of Code Section 409A:
     (a) Domestic Relations Order – Accelerations are permitted as required pursuant to a domestic relations order as defined in Code Section 414(p)(1)(B).
     (b) Conflicts of Interest – Accelerations allowed as necessary to comply with a certificate of divestiture [as defined in Code Section 1943(b)(2)]. The Plan may permit such acceleration of the time or schedule of payment as is necessary to satisfy requirements established pursuant to a written determination by the Office of Government Ethics that (a) divestiture of the financial interest or termination of the financial arrangement is reasonably to comply with any Federal conflict of interest statute, regulation, rule or executive order (including Section 208 of title 18, United States Code), or is requested by a congressional committee as a condition of confirmation; and (b) specifies the financial interest to be divested or terminated.
     (c) De Minimis Amounts –
          (1) Lump Sum. A Plan may permit the acceleration of the time or schedule of a payment if (a) the entirety of the Participant’s interest in the Plan is terminated (and all similar arrangements), (b) the payment is made on or before the later of December 31 of the calendar year of the Participant’s Separation from Service, or the fifteenth day of the third month following the Separation from Service, (c) the amount is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), and (d) no election is available regarding receipt of the lump sum payment.
          (2) Cash Out. A Plan may permit that if an Participant’s interest under the Plan has a value less than the applicable dollar amount under Code Section 402(g)(1)(B) for that calendar year, then the Participant’s entire interest under the plan shall be distributed as a lump sum payment.
     (d) Payment of FICA — An acceleration is permitted if the amount is necessary to pay the Federal Insurance Contributions Act (FICA) tax. and the amount necessary to pay any income tax withholding as a result of such payment. The total payment may not exceed the aggregate of the FICA amount and the income tax withholding related to the PICA
     (e) Payments upon Income Inclusion under Code Section 409A — The acceleration of the time or schedule of a payment to a Participant to pay the amount the Participant includes in income as a result of the Plan failing to meet the requirements of Code Section 409A.
     (f) Cancellation of Deferrals following an Unforeseeable Emergency or Hardship Distribution - A cancellation of a Participant’s Salary Deferral election due to an Unforeseeable Emergency or a hardship distribution pursuant to §1.401 (k)-1(d)(3) will not be considered an acceleration.
     (g) Terminations — Acceleration is permitted upon a Plan termination under any one of the (3) provisions:
          (1) Bankruptcy or Dissolution. The Employer may terminate the Plan if within twelve (12) months of a corporate dissolution taxed under Code Section 331, or the approval of a bankruptcy court. The distributions must be included in the Participants’ gross income in the latest of the year of Plan termination, the year of Substantial Risk of Forfeiture lapse, or the first calendar year in which the payment is administratively practicable.
          (2) Change in Control. The Employer may terminate the Plan within thirty (30) days preceding or the twelve (12) months following a Change in Control event. All substantially similar arrangements sponsored by the Employer must b6 terminated.
          (3) Complete Plan Termination. The Employer may terminate a Plan if:
               (A) All arrangements sponsored by the Employer that would be aggregated with any terminated arrangements are terminated;
               (B) No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination;
               (C) All payments are made within twenty four (24) months of the termination; and
               (D) The service recipient does not adopt a new arrangement within five (5) years following the Plan termination.
     (h) Payment of Taxes — The acceleration of the time and form of payment, or a payment may be made under the Plan to reflect the payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant. Any payment may not exceed the amount of such taxes due as a result of participation in the Plan.

     (i) Cancellation of Deferral Elections due to a Disability – A cancellation of a Participant’s deferral election, may be made, pursuant to paragraph 3.7.
     (j) Distributions to avoid a Nonallocation Year under Section 409(p) – A payment to prevent occurrence of a nonallocation year [within the meaning of Code Section 409(p)(3)] in the Plan Year of the Employee Stock Ownership Plan next following the current Plan Year, will not be an acceleration provided that the amount distributed may not exceed 125% of the minimum amount of distribution necessary to avoid the occurrence of a nonallocation year.
     (k) Bona fide Disputes as to a Right to a Payment — The acceleration of the time or schedule of one or more payments, may be made under the Plan, where such payment occurs as part of a settlement between the Participant and the Employer of an arms length, bona fide dispute as to the Participant’s right to the deferral amount. Discretion to accelerate payments, other than due to an arm’s length settlement of a bona fide dispute as to the Participant’s right to the deferral amount, is not permitted. Whether a payment qualifies for this exception is based on all relevant facts and circumstances.
     (l) Acceleration of Vesting in Satisfaction of a Debt — An acceleration of the time or schedule of a payment or a payment may be made under the Plan as satisfaction of a debt of the Employee to the Employer. Where such debt is incurred in the ordinary course of the service relationship between the Employer and the Employee, the entire amount of the reduction in any of the Employers taxable years does not exceed $5,000 and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Employee.
ARTICLE VII
PAYMENTS
7.1. Benefits
A Participant’s or Beneficiary’s benefit payable under the Plan shall be the value of the Participant’s Account at the time of includes any assets held in the Trust. In no event will a Participant’s right to a benefit under this Plan give such Participant a secured right or claim on any assets held in the Trust.
7.2. Distributable Event
A Participant’s benefit shall be payable within thirty (30) days following the Distribution Date coincident with or first following the earlier of the date on which:
     (a) the Participant incurs a Separation from Service as determined under Treasury Regulations, subject to a six (6) month post-termination waiting period for Key Employees of public companies (waived in tile event the Key Employee dies prior to the end of the waiting period);
     (b) the Participant dies;

     (c) the Participant becomes Disabled;
     (d) the Employer undergoes a Change in Control;
     (e) the Participant incurs an Unforeseeable Emergency;
     (f) at the time or pursuant to a fixed date or fixed schedule established by the Participant prior to deferral of Compensation.
No Participant shall have any right to receive payment of his or her benefit under the Plan prior to the occurrence of a Distributable Event.
The Controlled Group rules apply to a Separation from Service, such that the Separation from Service from one entity within a Controlled Group followed by continued service for another entity within the group should not constitute a permissible Distributable Event, it is also intended that the Change in Control of one member of a Controlled Group would not necessarily be a permissible Distributable Event under a Plan of another member of the Controlled Group.
7.3. Calculation of Distributable Amount
As soon as administratively practicable after the end of each Plan Year in which such Compensation is earned the Committee shall determine each Participant’s Distributable Amount, which equals the lesser of:
     (a) the excess, if any, of:
          (i) the Elective Deferral that a Participant could have made under the Qualified Plan without causing Elective Deferrals and Matching Contributions under the Qualified Plan to exceed the limitations of Code §401(k)(3), Code §402(g), or Code §401(m), over
          (ii) any Elective Deferrals the Participant actually contributed directly to the Qualified Plan, or
     (b) except for any Participant for whom paragraph 6.3(a)(i) above would be limited by Code §402(g) limitation for the year, the Participant’s Salary Deferral Accruals for the Plan Year. Paragraph 6.3(a)(i) above will be calculated on a percentage basis for all Participants. For Participants electing to have their Distributable Amount distributed directly to them in the form of cash, the percentage so calculated will be as follows:
          Formula 1: P = (MA* NH)-DR)/(NP+1),
     Under Formula 1, P equals the percentage to be calculated, MA equals the maximum Actual Deferral Percentage of all Participants in the Qualified Plan, as defined in the Qualified Plan document, who qualify as “highly compensated participants” for the year, NH equals the total number of participants in the Qualified Plan who are highly compensated employees for the year, DR equals the sum of the ratios of elective contributions to the Qualified Plan to Compensation determined tor each individual who is a highly compensated employee for the year by who is not a Participant in the Plan, and NP equals the number of Participants in the Plan who have elected to transfer their distributable amount to the Qualified Plan.
     For Participants electing to have their Distributable Amount transferred to the Qualified Plan, the percentage so calculated will be as follows:
          Formula 2: P2 = ((MA *NH)-DR/(NP+1),
          Under Formula 2, P2 equals the percentage to be calculated. MA equals the maximum Actual Deferral Percentage of all participants in the Qualified Plan who quality as “highly compensated participants” for the year, NH equals the total number of participants in the Qualified Plan who are highly compensated employees for the year, DR equals the sum of the ratios of elective contributions to the Qualified Plan to Compensation, determined for each individual who is a highly compensated employee for the year but who is not a Participant in the Plan, and NP equals the number of Participants in the Plan who have elected to transfer their distributable amount to Qualified Plan. Notwithstanding anything else to the contrary in this paragraph 6.3, the Participant’s Distributable Amount shall not exceed the Salary Deferral Accruals that are attributable to amounts that the Participant could have contributed directly to the Qualified Plan as an Elective Deferral under the terms of the Qualified Plan. The amount described by the preceding sentence shall be determined by taking into account all provisions of the Qualified Plan that affect the amount and manner in which participants in the Qualified Plan who are not Participants in this Plan may take Elective Deferrals under the Qualified Plan.
7.4. Distribution Or Transfer Of Distributable Amount
No later than two and one-half (2 1/2) months after the end of each Plan Year, each Participant’s Salary Deferral Accrual Account will be reduced by his Distributable Amount, and the Employer will transfer an amount equal to the Distributable Amount to the Qualified Plan as Elective Deferrals, except to the extent that he or she has elected in the Salary Deferral Agreement for the Plan Year to have the Distributable Amount distributed to himself in the form of cash. The Employer shall have no discretion to retain the Distributable amount, calculated pursuant to paragraph 6.3 above to hold under the terms of the Plan, or to alter the calculation of the Distributable Amount for a Participant.
7.5. Effect Of Deferral Of Distributable Amount On Matching Contribution Actual Account
If a Participant’s Distributable Amount is contributed to the Qualified Plan as an Elective Deferral, his or her Matching Contribution Accrual Account will be reduced by an amount equal to the matching contributions made on his behalf under the Qualified Plan on account of the deferred Distributable Amount.

7.6. Effect Of Distribution Of Distributable Amount To Employee On Matching Contribution Accrual Accounts
If a Participant’s Distributable Amount is distributed to the Participant within two and one-half (2 1/2) months after the end of the Plan Year and is not deferred into the Qualified Plan pursuant to paragraph 6.3 above his Matching Contribution Accrual Amount will be reduced by an amount equal to the matching contribution amount that would have been made on his behalf under this Plan on account of the Distributable Amount. This Matching Contribution Accrual amount shall be forfeited by the Participant.
7.7. Cashout Amount
A Participant’s Cashout Amount shall be distributed to the Participant, if so elected, by the Participant in his or her Deferral Agreement, within 2 1/2 months following the close of the Plan Year to which the cashout relates. Any Employer matching Contribution attributable to the Participant’s Cashout Amount shall be administered as provided by the Company in the Adoption Agreement. If the Participant elects to transfer the Cashout Amount to the Employer’s Cash or Deferred 401(k) Plan, such transfer shall be made within 2 1/2 months following the close of the Plan Year. If the transfer election is made, the Employer shall also transfer any Matching Contribution attributable to the Deferral made under this Plan to the Cash or Deferred 401(k) Plan provided that the Matching Contribution so transferred does not exceed the match the Participant would have received if the Deferral had been made under the terms of the Cash or Deferred Plan. The trustee of the Cash or Deferred 401(k) Plan shall be advised by the Administrator that the Participant’s Deferrals and Employer Matching contribution, if any, are to be credited to the Participant’s account in the Cash or Deferred Plan for the same Plan Year as such amounts were received or receivable under this Plan.
7.8. Unforeseeable Emergency
An Unforeseeable Emergency is a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s Spouse,: the Participant’s Beneficiary, or the Participant’s dependent [as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)]; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence; may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a Spouse, a Beneficiary, or a dependent [as defined in Code Section 152, without regard to Code Section 1t2(b)(1), (b)(2), and (d)(1)(B)] may also constitute an Unforeseeable Emergency. Except as otherwise provided in this paragraph, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution under this paragraph is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. A Plan may provide for a payment upon a specific type or types of Unforeseeable Emergency, without providing for payment upon all Unforeseeable Emergencies, provided that any event upon which payment may be made qualifies as an Unforeseeable Emergency.
Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional Compensation that is available if the Plan provides for cancellation of a deferral election upon a payment due to an Unforeseeable Emergency. However, the determination of amounts reasonably necessary to satisfy the emergency need is not retired to take into account any additional Compensation that due to the Unforeseeable Emergency is available under another Nonqualified Deferred Compensation Plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another Plan that would provide for deferred Compensation except due to the application of the Effective Date provisions under Treasury Regulation Section 1.409A-6. The payment may be made from any Plan in which the Participant participates that provides for payment upon an Unforeseeable Emergency, provided that the Plan under which the payment was made must be designated at the time of payment.
If elected in the Adoption Agreement, the Plan may provide for a cancellation of a Participant’s Deferral election or such a cancellation may be made, due to an “Unforeseeable Emergency” or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3). The Salary Deferral election must be cancelled, not merely postponed or otherwise delayed. Any subsequent Deferral Election will be subject to the provisions governing initial deferral election.
7.9. Form Of Distribution
A Participant’s benefit shall be paid in the form of a lump sum or installments. Pursuant to paragraph 3.2, any election of a form of Payment must be made by the Participant prior to the period of service for which the Salary Deferral is made. A different form of payment may be selected with respect to each separate deferral election made by the Participant.
As soon as possible following a Change in Control of the Employer, each Participant shall be paid his or her entire Account Balance (including any amount vested pursuant to paragraph 6.3) in a single lump sum.
Upon termination of a Participant’s employment for any reason other than death and prior to the attainment of the Retirement Age, the vested portion of the Participant’s Account (including any portion vested pursuant to paragraph 6.4 as a consequence of the Participant’s Disability) shall be paid to the Participant in a single lump sum as soon as practicable following the date of such termination; provided, however that the Administrator, in its solo discretion, may pay out a

Participant’s Account balance in annual installments if the Participant’s employment terminates by reason of the Participant’s Disability.
7.10. Election Of Times And Form Of Distributions
The timing and form of payment with respect to the distributions must be specified at the time of the initial Elective Deferral election. There may be multiple payout events [e.g., fifty percent (50%) of the Account payable at age fifty-five (55) and the balance payable upon Separation from Service] and Participants1 may be permitted to elect different forms of payments for different permissible Distributable Events.
Deferrals in pay status prior in January 1, 2008, shall either continue to made consistent with the terms of this Plan as of the date on which payments commenced and in compliance with the transition rules or payments may be stopped and the Plan may be amended comply with the final Regulations. If all events required for a Participant to receive payment have occurred and payment has not commenced by January 1, 2008, payments may either continue under the terms of the Plan as of December 31 , 2007, which must comply with the transition guidance, or be made under the terms of a Plan.
In no event may a Participant in 2007 change a payment election with respect to payments the Participant would have otherwise received in 2007, or cause payments to be made in 2007 that would otherwise be payable in 2007.
7.11. Designation Of Time And Form of Payment For Non-Elective Arrangements
An arrangement that provides for a deferral of Compensation for Services performed during an Participant’s taxable year that does not provide the Participant with an opportunity to elect the time of payment of such Compensation must specify the time of the payment no later than the time the Employee first has a legally binding right to the Compensation. Similarly an arrangement that provides for a deferral of Compensation for services performed during a Employee’s taxable year that does not provide the Employee with an opportunity to elect the form of payment of such Compensation must specify the form of payment no later than the time the Employee first had a legally binding right to the Compensation.
Any amounts deferred under the Plan that are made during the period ending on or before December 31, 2007, where these amounts have been paid in compliance with the transitional guidance under Code Section 409A, shall not be subject to the provisions of Code Section 409A. In no event may a Participant in 2007 change a payment election with respect to payments the Participant would otherwise receive in 2007, or cause payments to be made in 2007 that would otherwise be payable in 2007.
7.12. Subsequent Elections To Delay Distributions
Subsequent elections to delay the timing or to change the form of payments must:
     (a) not take effect until at least twelve (12) months after the date of the election;

     (b) except in the case of elections “relating to distributions on death, Disability or Unforeseeable Emergency provide an additional deferral period of at feast five (5) years “from the date such payment would otherwise have been made; and
     (c) if related to a payment at a specified time or pursuant to a fixed schedule, be made at least twelve (12) months prior to the date of the first scheduled payment.
The restriction of providing that certain additional deferrals must be for a period of not less than five (5) years is not limited to the first payment for which a deferral is made. If the Employer sponsoring the Plan is a public corporation, distributions to a Participant who is a specified Employee shall not begin until six (6) months after the Participant’s Separation from Service or death.
The term payment refers to each separately identified amount to which a Participant is entitled to payment under a Plan on a determinate date, and includes amounts applied for the benefit of the Participant. An amount separately identified only if the amount may be objectively determined.
A payment may be made upon the earlier of, or the later of, multiple specified permissible payment events. A different form of payment may be elected by the Participant depending upon the payment event. The subsequent deferral election rules are applied separately to each payment due upon each payment event. An intervening event that is a Code Section 409A event may override an existing payment schedule already in payout status. The addition of a permissible payment event to amounts previously deferred is subject to the subsequent deferral rules if the addition results in a charge in time of form of payment.
7.13. No Acceleration Of Benefits
The Plan shall, not permit the acceleration of distributions, except as otherwise provided in paragraph 6.6. This rule against acceleration will not be violated because the Plan provides a choice between different forms of actuarially equivalent life annuity payments, or between cash and taxable property if the timing and amount of income inclusion is the same for each form of distribution.
Exceptions to the non-acceleration rule are permitted when the accelerated distribution is not elective (i.e., court-approved settlements incident to divorce) or for automatic cash-outs of small amounts upon the occurrence of a distributable event [e.g., automatic cash-out of balances less than the Code Section 402(g) limit for 401(k) deferrals ($15,5000 in 2008), regardless of a Participant’s distribution election].
Payments may be considered accelerated if a Participant’s deferred Compensation is reduced or applied to offset a debt that the Employee may otherwise owe to the Employer (or another entity).
7.14. Payment Medium
The Employer may elect to pay the Participant’s lump sum or installment benefits in the form of cash, securities or any other property acceptable to the Participant and to the Employer.

7.15. Termination of Employment
Upon termination of a Participant’s employment for any reason other than death and prior to the attainment of the Retirement Age, the vested portion of the Participant’s Account (including any portion vested pursuant to paragraph 6.4 as a consequence of the Participant’s Disability) shall be paid to the Participant in a single lump sum as soon as practicable following the date of termination provided, however, that the Administrator, in its sole discretion, may payout a Participant’s Account Balance in annual installments if the Participant’s employment terminates by reason of the Participant’s Disability.
A leave of absence does not trigger a Separation from Service payment event for the first six (6) months of the leave. The employment relationship continues during a period of military, sick or other bona fide leave of absence if that period is not greater than six (6) months. A leave of absence greater than the six (6) month period is not treated as a termination of employment if the Participant’ s tight is guaranteed by statue or contract.
If the leave of absence does trigger a Separation From Service, the last day of the six (6) month period is considered to the date of the Separation From Service.
7.16. Death Benefits
If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant’s designated Beneficiary or Beneficiaries. Such death benefit shall be paid as a jump sum unless the Participant was receiving payment of his or her benefit in installments at the time of the Participant’s death. In such event, the Participant’s Beneficiary shall continue to receive installment payments in the same manner as the Participant.
7.17. Beneficiary Designation
A Participant shall have the right to designate a Beneficiary and to amend or revoke such designation at any time in writing. Such designation, amendment or revocation shall be effective upon receipt by the Administrator. A Participant may not, however, change his or her Beneficiary (during the life of such Beneficiary) after payments have commenced under an installment payment option where the payment period is determined by reference to the life expectancy of the Participant and his or her Beneficiary.
An election to change the identity of a Beneficiary does not constitute an acceleration of a payment merely because the election changes the identity of the recipient of the payment, provided the time and form of the payment is not otherwise changed. In addition, an election before the commencement of a life annuity to change the identity of a Beneficiary does not constitute an acceleration of a payment if the change in the time of payments stems solely from the different life expectancy of the new Beneficiary such as in the case of a joint and survivor annuity, and does not change the commencement.
7.18. No Beneficiary
If no Beneficiary designation is made, or if the Beneficiary designation is held invalid, or if no Beneficiary survives the Participant and benefits are determined to be payable following the

Participant’s death, the Administrator shall direct that payment of benefits be made to the person or persons in the first category in which there is a survivor. The categories of successor Beneficiaries, in order, are as follows:
     (a) Participant’s Spouse;
     (b) Participant’s descendants, per stirpes (eligible descendants shall be determined by the intestacy laws of the state in which the decedent was domiciled);
     (c) Participant’s parents;
     (d) Participant’s brothers and sisters (including step brothers and sisters); and
     (e) Participant’s estate.
7.19. Claims Procedure
Participant or authorized representative of a Participant may submit to the Administrator questions regarding Plan benefits or a claim for the payment of benefits. Such question of claim may be submitted at any time. However, benefit payments shall not be payable earlier than permitted by the Plan. The Administrator shall accept, reject, or modify such request and shall send written notification to the Participant setting forth the response of the Administrator and in the case of a denial or modification the Administrator shall:
     (a) state the specific reason or reasons for the denial,
     (b) provide specific reference to pertinent Plan provisions on which the denial is based,
     (c) provide a description of any additional material, data or information necessary for the Participant or his Representative to perfect the claim and an explanation of why such material or information is necessary, and
     (d) explain the Plan’s claim review procedure.
In the event the request is rejected or modified, the Participant or his representative may appeal within sixty (60) days following receipt by the Participant or representative of such rejection or modification, by submitting a written request for review by the Administrator of its initial decision. Within sixty (60) days following such request for review, the Administrator shall render its final decision in writing to the Participant or representative stating specific reasons for such decision. If the Participant or representative is not satisfied with the Administrator’s final decision, the Participant or representative can institute an action in a court of competent jurisdiction.

7.20. Disputed Payments And Refusal To Pay
If a Employer fails to make a payment in whole or in part as of the date specified under the Plan, either intentionally or unintentionally, other than with the express or implied consent of the Employee, the payment will be treated as-made upon the date specified if, the Employee accepts the portion (if any) of the payment that the Employer is willing to make (unless such acceptance will result in a relinquishment of the claim to ail or part of the remaining amount), makes prompt and reasonable, good faith efforts to collect the remaining portion of the payment, and any further payment (including payment a lesser amount that satisfies the obligation to make the payment) is made no later than the end of the first taxable year of the Employee in which the Employer and the Employee enter into a legally binding settlement of such dispute, the Employer concedes that the amount la payable, or the Employer is required to make such payment pursuant to a final and nonappealable judgment or other binding decision. For purposes of this paragraph, efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless the Employee provides notice to the Employer within ninety (90) days of the latest date upon which the payment could have been timely made in accordance with the terms of The Plan and these Regulations, and unless, it not paid, the Employee takes further enforcement measures within 180 days after such latest date. For purposes of this paragraph, an Employer is not treated as having failed to make a payment pursuant to the terms of the Plan the Employee is required to request payment, or otherwise information or take any other action, and the Employee has failed to take such action. In addition, for purposes of this paragraph, the Employee is deemed to have requested that a payment not be made, rather than the Employee having failed to make such payment, where the Employer’s decision to refuse to make the payment is made by the Employee or a member of the Employee’s family (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the Spouse of any member of the family), or any person or group of persons over whom the Employee or Employee’s family member has effective control, or any person any portion of whose Compensation is controlled the Employee or Employee’s family member.
7.21. Intervening Payment Events
A payment is not considered an acceleration if the payment is pursuant to the terms of the Plan (or an election made at the time of the initial deferral) that require accelerated payment upon Separation from Service, death, Disability, Unforeseeable Emergency or Change in Control.
7.22. Forfeiture Of Non-Vested Amounts
To the extent that any amounts credited to a Participant’s Account are not vested at the time such amounts are otherwise payable under paragraph 7.1, such amounts shall be forfeited and shall be used to satisfy the Employer’s obligation to make contributions to the Trust under the Plan.
7.23. Substitutions
Except as otherwise provided under Regulations, the payment of an amount as a substitute for a payment of deferred Compensation will be treated as a payment of the deferred Compensation. A forfeiture or voluntary relinquishment of an amount of deferred Compensation will not be treated as a payment of the Compensation, but there is no forfeiture or voluntary relinquishment for this purpose if an amount is paid, or a legally binding right to a payment is created, that acts as a substitute for the forfeited or voluntarily relinquished amount. Whether a payment or a right to a payment acts as a substitute for a payment of deferred Compensation is determined based on all the facts and circumstances. However, where the payment of an amount results in an actual or potential reduction of, or current or future offset to an amount of deferred Compensation or if the Participant receives a loan the repayment of which is secured by or may be accomplished through an offset of or a reduction in an amount deferred under a Nonqualified Deferred Compensation Plan, the payment or loan is a substitute for the deferred Compensation, in addition, where a Participant’s right to deferred Compensation is made subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary, the deferred Compensation is treated as having been paid. Even where there is no explicit reduction or offset, the payment of an amount or creation of a new right to a payment proximate to the purported forfeiture or voluntary relinquishment of a right to deferred Compensation is presumed to be a substitute for the deferred Compensation. The presumption is rebuttable by a showing that the Compensation paid would have been received regardless of the forfeiture or voluntary relinquishment of the right to deferred compensation. Factors indicating that a payment would have been received regardless of such forfeiture or voluntarily relinquishment include that the amount paid is materially less than the forfeited or relinquished amount, or consists of a type of payment customarily made in the ordinary course of business of the Employer to Participants who do not forfeit or relinquish deferred Compensation (for example, a payment of accrued but unused leave or a payment for a release of actual or potential claims).
7.24. Taxes
All Federal, state or local taxes that the Administrator determines are required to be withheld from any payments made pursuant to this Article VII shall be withheld.
7.25. Withholding And Reporting Requirements
Code Section 409A deferred compensation is subject to the following requirements:
     (a) The Employer must report all deferrals for the Plan Year under this Plan on a Form W-2 or a Form 1099.
     (b) Code Section 3401(a) provides that the term “wages” includes any amount includible in gross income of an Employee under Code Section 409A.
     (c) Code Section 6041 requires that a payer report amounts includible in gross income under Code Section 409A that are not treated as wages under Code Section 3401(a) as gross income.
7.26. Treatment Of Participants In An Asset Sale
As a part of a sale of assets by one Employer (seller) to an unrelated employer (buyer) whereby, a Participant of the seller would otherwise experience a Separation from service with the seller, the seller and the buyer may specify whether the Participant has experienced a Separation from Service. This requires that: (1) the asset purchase results from bona fide, arm’s length negotiations; (2) all Participants providing services to the seller immediately before the transaction and providing services to the buyer after the transaction are treated consistently under the provisions of any Nonqualified Deferred Compensation Plan; and (3) such treatment is specified no later than the closing date of the asset purchase transaction.
7.27. Forfeiture Of Non-Vested Amounts.
To the extent that any amounts credited to a Participant’s Account are not vested at the time such amounts are otherwise payable under paragraph 7.1, such amounts shall be forfeited and shall be used to satisfy the Employer’s obligation to make contributions to the Trust under the Plan.
ARTICLE VIII
PLAN ADMINISTRATION
8.1. The Administrative Committee
The Plan shall be administered by a Committee consisting of one or more persons appointed by the Board of Directors. The Board may remove any member of the Committee at any time, with or without cause, and may fill any vacancy. If a vacancy occurs, the remaining member or members of the Committee have full authority to act. The Board is responsible for transmitting to the Trustee the names and authorized signatures of the members of the Committee and, as changes take place in membership, the names and signatures of new members. Any member of the Committee may resign by delivering his written resignation to the Board, the Trustee and Committee. Any such resignation becomes effective upon its receipt by the Board or on such other date as is agreed to by the Board and the resigning member. The Committee acts by a majority of its members at the time in office and may take action either by vote at a meeting or by consent in writing without a meeting. The Committee may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and the administration of the Plan.
8.2. Powers Of The Committee
In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:
     (a) To determine all questions relating to eligibility to participate in the Plan;
     (b) Communicating with Participants in connection with their rights and benefits under the Plan;
     (c) Reviewing investment preferences received from Participants;;
     (d) Arranging for the payment of taxes (including income tax withholding), expenses and benefit payments to Participants under the Plan;
     (e) Filing any returns and reports due with respect to the Plan;

     (f) Interpreting and construing Plan provisions and settling claims and domestic relations orders in connection with Plan benefits;
     (g) Maintaining all records necessary for the administration of the Plan that are not maintained by the Employer or the Trustee;
     (h) Serving as the Plan’s designed representative for the service of advises, reports, claims or legal process; and
     (i) Employing any agents such as accountants, auditors, attorneys, actuaries or any other professionals it deems necessary in the performance of any of its duties.
8.3. Employer
The Employer has sole responsibility for the establishment and maintenance of the Plan. The Employer through its Board of Directors shall have the power and authority to appoint the Administrator, Trustee and any other professionals as may be required for the administration of the Plan or the Trust. The Employer shall also have the right to remove any individual or party appointed to perform administrative, investment, fiduciary or other function under the Plan. The Employer may delegate any of its powers to the Administrator, Board Member or a Committee of the Board.
8.4. Administrative Fees And Expenses
All fees for investment and administrative services and all reasonable costs, charges and expenses incurred by the Committee or the Trustee in connection with the administration of the Plan or the Trust shall be paid by the Employer, if. such fees, costs, charges and/or expenses are not paid by the Employer within a reasonable period or lime from the date on which the Employer is billed for such fees, costs, charges and/or expenses, the Trustee shall be specifically authorized to pay the bill from Trust assets. If the Trust has insufficient liquid assets to cover the amount due, the Trustee shall have the right to liquidate assets held in the Trust to raise cash to pay any amount due. Notwithstanding the foregoing, no compensation other than reimbursement for expenses shall be paid to a member of the Committee who is an Employee of the Employer.
8.5. Plan Administration And Interpretation
The Committee shall have complete control and authority to determine the rights and benefits and all claims, demands actions arising out of the provisions of the Plan of any Participant, Beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Committee shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive, and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously. Any individual(s) serving as a member of the Committee who is a Participant will not vote or act on any matter relating’ solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a Beneficiary, the Employer, or the Trustee. The Committee shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.6. Powers, Duties, Procedures
The Committee shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursement and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.
8.7. Information
To enable the Administrator to perform its functions, the Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Administrator may require.
8.8. Indemnification Of The Members Of The Committee By The Employer
The Employer agrees to Indemnify and to defend each member of the Committee against to the fullest extent permitted by law any officer(s) or Employee(s) who serve as a member of the Committee (including any such individual who formerly served as a Committee member) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission was in good faith.
8.9. Liabilities For Which Members Of The Committee Are Indemnified
Liabilities and expenses which a member of the Committee is indemnified hereunder include, without limitation the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claims asserted or a proceeding brought against him or the settlement thereof.
8.10. Employer’s Right to Settle Claims
The Employer may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Employer.
ARTICLE IX
TRUST FUND
9.1. Trust
Coincident with the establishment of the Plan, the Employer shall establish a Trust for the purpose of accumulating assets which may, but need not be used, by the Employer to satisfy some or all of its financial obligations to provide benefits to Participants under this Plan. All assets held in the Trust shall remain the exclusive property of the Employer and shall be available to pay creditor claims of the Employer in the event of bankruptcy. The assets held in Trust shall be administered in accordance with the terms of the separate Trust Agreement between the Trustee and the Employer.

9.2. Unfunded Plan
In no event will the assets accumulated by the Employer in the Trust be construed as creating a funded Plan under the applicable provisions of the Employee Retirement Income Security Act, as amended, or under the Internal Revenue Code of 1986, as amended, or under the provisions of any other applicable statute or regulation. Any funds set aside by the Employer in trust shall be administered in accordance with the terms of the Trust.
9.3. Deemed Investments
A Participant may select, from the vestment options or other investment media selected by the Administrator and approved by the Employer, the investments in which all or part of his or her Account shall be deemed to be invested. In no event shall any Participant be entitled to have any such investments made other than on a deemed basis. The Accounts maintained pursuant to this Plan are for bookkeeping purposes only, and neither the Employer nor the Trustee is under any obligation to invest any amounts credited to such Accounts.
The Participant shall make an investment designation (on the election form used to elect to defer Compensation under paragraph 3.2 or in such other manner as specified by the Administrator or the Employer) which shall remain effective until another valid direction has been made by the Participant. The Participant may amend the Participant’s investment designation at such times and in such manner as prescribed by the Administrator. A timely change to the Participant’s investment designation shall become effective as soon as administratively practicable in accordance with the procedures established by the Administrator. The investment options or investment media deemed to be made available to the Participant, and any limitation on the minimum or maximum percentages of the Participant’s account that may be deemed to be invested in any particular option or investment, shall be the same as from time to time communicated to the Participant by the Administrator.
9.4. Funding A Non-Qualified Plan During A Restricted Period
The ability to set assets aside in a trust (or other arrangement such as a “rabbi trust”) during any “restricted period” is limited. Any violation of this provision results in the amounts being treated as property transferred in connection with the performance of services under Code Section 83 and subject to the Code Section 409A excise tax and additional interest payments. Earnings on the transferred or restricted assets are treated as additional transfers of property. Further, the existence of a rabbi trust does not protect the amounts from Code Section 409A.
The “restricted period” includes:
     (a) Any period during which the plan is in at-risk status (as defined in the Pension Protection Act of 2006).
     (b) Any period the Employer is a debtor in a case under Title 11, United States Code, or similar Federal or state law.
     (c) The twelve (12) month period beginning on the date which is six (6) months before the termination date of the Plan if, as of the termination date, the Plan is not sufficient for benefit liabilities (within the meaning of Section 4041 of the Employee Retirement Income Security Act of 1974).
     (d) Notwithstanding the foregoing, no compensation other than reimbursement for expenses incurred shall be paid to a Plan Administrator who is the Employer or Employee of the Employer.
These provisions do not apply to amounts set aside before the restricted period. This prevision applies to the Code Section 162(m) individuals (the chief executive officer and the four highest compensated officers for the taxable year) and individuals subject to Section 16(a) of the Securities Exchange Act of 1934.
Any increase in the payment under the Plan to cover Federal, state or local income taxes with respect to any Compensation required to be included in income will be subject to the Code Section 409A excise tax and additional interest payments and such a payment will not be deductible by the Employer.
9.5. Assignment And Alienation
No Participant or Beneficiary of a deceased Participant shall have the right to anticipate, assign, transfer, sell, mortgage, pledge or hypothecate any benefit under this Plan. The Administrator shall not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Plan except as provided by law or under the terms of a domestic relations order as described at Code Section 414(p).
9.6. Jurisdiction Of Trust Assets
No assets under a Plan established hereunder may set aside or restricted (directly or indirectly) under any funding arrangement (offshore trust or otherwise) if they are located or subsequently transferred outside the United States. The exception to this requirement if substantially all of the services of the Participant to which the Nonqualified Deferred Compensation Plan relates are performed in the foreign jurisdiction.
ARTICLE X
AMENDMENT AND TERMINATION
10.1. Amendment
The Employer shall have the right to amend this Plan without the consent of any Participant or Beneficiary hereunder, provided that any amendment shall become effective on the first day of the Plan Year following the date on which the amendment is adopted by the Employer and that Participants and Beneficiaries be notified of such amendment not less than thirty (30) days prior to the effective date thereof. The notice shall include an explanation of the amendment and its effects on the Participant’s rights and benefits under the Plan. No amendment shall deprive a Participant or Beneficiary of any of the benefits which he or she has already accrued under the Plan.

10.2. Existing Rights
No amendment of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.
10.3. Exceptions To The Prohibition Of Termination Or Distribution Of Benefits
The exceptions to the immediate liquidation of Plan account balances are as follows:
     (a) The Employer may terminate all Plans of the same type for all Participants, as long as all payments are made between twelve (12) months and twenty four (24) months from the date of termination. The Employer may not adopt a successor plan of the same type within three (3) years of termination.
     (b) The Employer may terminate the Plan and make payments to Participants during the twelve (12) month period after a Change in Control. All substantially similar arrangements sponsored by the Employer must be terminated.
     (c) The Employer who is in bankruptcy may terminate the Plan if deferrals are included in the Participants’ gross income by the latest of (a) the calendar year in which the termination occurs; (b) the calendar year in which the amount is no longer subject to a substantial Risk of Forfeiture or (c) the first calendar year in which the payment is administratively practicable.
     (d) The Employer may terminate the Plan if all Plan arrangements sponsored by the Employer that would be aggregated with any terminated Plan arrangements are terminated. No payments other than payments that would be payable under the terms of the Plans if the termination has not occurred are made within twelve (12) months of the termination. All payments from the Plan must be made within twenty four (24) months of the termination and the Employer may not adopt a new plan or arrangement within five (5) years following the termination.
10.4. Material Modifications
Except as otherwise provided, a modification of a Plan is a material modification if a benefit or right existing as of October 3, 2004, is materially enhanced or a new material benefit or right is added, and such material enhancement or addition affects amounts earned and vested before January 1, 2005. Such material benefit enhancement or addition is a material modification whether it occurs pursuant to an amendment or to the Employee exercise of discretion upon the terms of the Plan. For example, an amendment to a Plan to add a provision that payments of deferred amounts earned and vested before January 1, 2005, may be allowed upon request if Employees are required to forfeit twenty percent (20%) of the amount of the payment (a haircut) would be a material modification to the Plan. Similarly, a material modification would occur if an Employee exercised discretion to accelerate vesting of a benefit under the Plan to a date on or before December 31, 2004. However, it is not a material modification for an Employee to exercise discretion over the time and manner of payment of a benefit to the extent such discretion is provided under the terms of the Plan as of October 3, 2004 nor is it a material modification for an Employee to exercise a right permitted under the Plan as in effect on October 3, 2004. The amendment of a Plan to bring the Plan into compliance with the provisions of Code Section 409A will not be treated as a material modification. However, a Plan amendment or the exercise of discretion under the terms of the Plan that materially enhances an existing benefit or right or adds a new material benefit or right will be considered a material modification even if the enhanced or added benefit would be permitted under; Code Section 409A. For example, the addition of a right to a payment upon an Unforeseeable Emergency of an amount earned and vested before January 1, 2005 would be considered a material modification. The reduction of an existing benefit is not a material modification. For example, the removal of a haircut provision generally would not constitute a material modification.
ARTICLE XI
MISCELLANEOUS
11.1. Total Agreement
This executed Plan and the Salary Deferral Agreement, Beneficiary designation and other administrative forms shall constitute the total agreement between the Employer and the Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by the Participant.
11.2. Employment Rights
Neither the establishment of this Plan nor any modification thereof, nor the creation of any Trust or Account, nor the payment of any benefits, shall be construed as giving a Participant or other person a right to employment with the Employer or any other legal or equitable right against the Employer except as provided in the Plan. In no event shall the terms of employment of any Employee or Participant be modified or in any way he affected by the Plan.
11.3. Non-Assignability
None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to attachment or garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have the right to alienate, commute, pledge, encumber or assign any other the benefits or payments or proceeds which he or she may expect receive, contingently or otherwise under the Plan.
11.4. Binding Agreement
Any action with respect to the Plan taken by the Administrator or the Employer or the Trustee or any action authorized by or taken at the direction of the Administrator, the Employer or the Trustee shall be conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.
11.5. Receipt And Release
Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Administrator and the Trustee under the Plan, and the Administrator may require such

Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Administrator to be incompetent by reason of physical or mental disability (including not being the age of majority) to give a valid receipt and release, the Administrator may cause payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator, the Employer or the Trustee to follow the application of such funds.
11.6. Governing Law
Construction, validity and administration of this Plan and the Trust shall be governed by applicable Federal law and the state of New Jersey law. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
11.7. Interpretation Of Plan
Each provision of the Plan shall be interpreted to be consistent with the requirements of Code Section 409A and the Regulations issued thereunder and any provisions of the Plan that does not satisfy those requirements will be of no legal force or effect. Headings and captions in this Plan are inserted as a matter of convenience for organizational purposes, and do not construe, define, extend, interpret, or limit any provision in the Plan. Any reference in the Plan to a statutory or regulatory provision shall include corresponding successor provisions.
11.8. Electronic Delivery
Any reference in the Plan to a written document shall include any document delivered electronically or posted on the Employer’s intranet.
11.9. Heading And Subheadings
Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the interpretation of the provisions hereof.
11.10. Gender
Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.
11.11. Singular And Plural
Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.
IN WITNESS WHEREOF, New Century Transportation Inc. has executed this document by its duly authorized officer and its corporate seal, hereunto affixed by authority of its Board of Directors this                      day of                                         , 2008.
New Century Transportation Inc.

By:	/s/ Brian J. Fitzpatrick
[Corporate seal]